Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated June 10, 2010, relating to the statement of revenues and certain expenses of 303 Second Street property (which expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) appearing in Kilroy Realty Corporation’s Current Report on Form 8-K/A filed on June 11, 2010, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 1, 2011